Filed Pursuant to Rule 424(b)(5)

Registration No. 333-266605

AMENDMENT NO. 2 DATED May 24, 2024

to Prospectus dated August 12, 2022

Up to $74,804,289

Common Stock

This Amendment No. 2 to Prospectus (this “Amendment”) amends our prospectus dated August 12, 2022, as amended by Amendment No. 1 to Prospectus dated February 13, 2024 (the “ATM Prospectus”). This Amendment should be read in conjunction with the ATM Prospectus and the accompanying base prospectus dated August 12, 2022 (File No. 333-266605) (the “Prospectus”), and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the ATM Prospectus or the Prospectus. This Amendment is not complete without, and may only be delivered or utilized in connection with, the ATM Prospectus and the Prospectus, and any future amendments or supplements thereto.

We entered into an Open Market Sale AgreementSM with Jefferies LLC (“Jefferies”), dated August 5, 2022 (the “Sales Agreement’), relating to shares of our common stock, par value $0.01 per share, offered pursuant to the ATM Prospectus and the Prospectus. In accordance with the terms of the Sales Agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $75,000,000 from time to time through Jefferies acting as our sales agent. As of May 23, 2024, we have offered and sold 109,485 shares of our common stock pursuant to the Sales Agreement for aggregate proceeds of $195,711. Consequently, up to $74,804,289 remains available under the Sales Agreement.

We are filing this Amendment to amend the ATM Prospectus in order to update our public float and indicate that, since our public float is above $75,000,000, we are no longer subject to the offering limits imposed by General Instruction I.B.6 of Form S-3. If we become subject to the offering limits in General Instruction I.B.6 of Form S-3 in the future, we will file another amendment to the ATM Prospectus.

Our common stock is listed on the Nasdaq Global Market (“Nasdaq”) under the symbol “CADL.” On May 23, 2024, the last reported sales price of our common stock on Nasdaq was $10.69 per share.

Investing in our common stock involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page S-6 of the ATM Prospectus and in the Prospectus and the documents incorporated by reference therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Amendment, the ATM Prospectus or the Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Jefferies

The date of this Amendment No. 2 to ATM Prospectus is May 24, 2024.